UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 8, 2017

(Date of earliest event reported)

Enservco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South Cherry Street, Suite 1000

Denver, Colorado 80246

(Address of principal executive offices) (Zip Code)

(303) 333-3678

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On June 8, 2017, Robert J. Devers notified Enservco Corporation (the “Company”) of his resignation as Chief Financial Officer, Treasurer, and Secretary of the Company, effective August 4, 2017 (the “Separation Date”). Mr. Devers also resigned from all positions held with the Company’s subsidiaries effective as of the Separation Date. Mr. Devers’ decision to resign was not the result of any disagreement with the Company, the Board of Directors (the “Board”), or management, or any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Devers’ resignation, the Company entered into an Executive Severance Agreement with Mr. Devers on June 8, 2017 (the “Severance Agreement”). The Severance Agreement provides that Mr. Devers’ resignation as Chief Financial Officer, Treasurer and Secretary, and from all other positions he holds with the Company and its subsidiaries, will be effective on the Separation Date; provided, however, that at the request of the Company, Mr. Devers will resign those positions prior to the Separation Date. Should the Company request Mr. Devers resign his positions prior to the Separation Date, Mr. Devers will continue to serve as a consultant to the Company until the Separation Date. The Severance Agreement also provides for certain modified severance compensation and benefits to Mr. Devers in lieu of and in settlement of the compensation and benefits to be paid to Mr. Devers upon termination of his employment pursuant to the Employment Agreement between the Company and Mr. Devers entered into effective June 22, 2016 (the “Devers Employment Agreement”), which was previously filed as Exhibit 10.02 to the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2016.

Pursuant to the terms of the Severance Agreement, the Company will pay Mr. Devers his base salary through the Separation Date in accordance with the normal Company schedule for payroll payments. In addition, on the Separation Date, Mr. Devers will be paid any remaining balance of the accrued and unpaid benefits, including unused vacation days and expense reimbursements which are then due and payable under the Devers Employment Agreement. Furthermore, the Company will continue to pay Mr. Devers his base salary commencing on the first payday following the Separation Date and continuing through February 4, 2018 in accordance with the normal schedule for such payment. The Company will also provide Mr. Devers with medical, dental and vision benefits of like amount and tenor as of the date of the Devers Employment Agreement until the earlier of 18 months after the Separation Date or substantially similar coverage can be obtained by Mr. Devers through another employer.

In addition, the Severance Agreement provides that, except for options totaling 190,000 shares of the Company’s common stock (options to acquire 140,000 shares exercisable at $1.74 per share and options to acquire 50,000 shares at $2.25 per share), which shall be forfeited and expire as of the date of the Severance Agreement, all other stock options held by Mr. Devers will immediately vest on the Separation Date. In accordance with the agreements establishing and governing such options, Mr. Devers will have until 5:00 p.m. Mountain Time on February 15, 2018 to exercise his options.

The Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of any and all claims Mr. Devers may have against the Company, its directors, officers and associated persons.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

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Item 9.01.            Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Executive Severance Agreement dated June 8, 2017, by and between Robert J. Devers and the Company. Filed herewith.

	99.1	Press Release dated June 8, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSERVCO CORPORATION

Date: June 9, 2017	By:	/s/ Ian Dickinson
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance Agreement dated June 8, 2017, by and between Robert J. Devers and the Company. Filed herewith.

99.1	Press Release dated June 8, 2017.

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